PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE OF NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT

Supplement dated September 21, 2018
to Prospectuses dated April 30, 2018

This Supplement should be read in conjunction with the current Prospectus for your Annuity and should be retained for future reference. This Supplement is intended to update certain information in the Prospectus for the variable annuity you own and is not intended to be a prospectus or offer for any other variable annuity that you do not own. Defined terms used herein and not otherwise defined herein shall have the meanings given to them in the Prospectuses and Statements of Additional Information.

This Supplement contains information about changes for the AST Goldman Sachs Global Income Portfolio of the Advanced Series Trust available through your Annuity. If you would like another copy of the current Annuity Prospectus, please call us at 1-888-PRU-2888.

AST Goldman Sachs Global Income Portfolio – Subadvisor Change:

The Board of Trustees of Advanced Series Trust recently approved (i) the transfer of the existing subadvisory agreement between the PGIM Investments, LLC and Goldman Sachs Asset Management International (GSAMI) for the Portfolio from GSAMI to Goldman Sachs Asset Management, L.P. (GSAM), which would assume all rights, duties and obligations under such subadvisory agreement; and (ii) an arrangement between GSAM and GSAMI pursuant to which GSAM’s subadvisory responsibilities may be delegated to GSAMI or performed by employees of GSAMI who also have authority to act on behalf of GSAM. This change is effective as of September 14, 2018.

In the “Investment Options” section of the Prospectus, the “Portfolio Adviser(s)/Subadviser(s)” information pertaining to the AST Goldman Sachs Global Income Portfolio is revised as follows:

PORTFOLIO NAME	INVESTMENT OBJECTIVE(S)	PORTFOLIO ADVISER(S)/SUBADVISER(S)
AST Goldman Sachs Global Income Portfolio	Seeks high total return, emphasizing current income and, to a lesser extent, providing opportunities for capital appreciation.	Goldman Sachs Asset Management, L.P. Goldman Sachs Asset Management International*
* Personnel of Goldman Sachs Asset Management International, an affiliate of Goldman Sachs Asset Management, L.P., may perform certain delegated responsibilities for GSAM, may act on behalf of GSAM, or may perform functions that otherwise support the sub-advisory services provided to the Portfolio.

THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.

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